Exhibit 10.7

AMENDMENT TO

STOCK PURCHASE AGREEMENT BETWEEN

JEANTEX GROUP, INC. AND

YVES CASTALDI CORPORATION

This Amendment to Stock Purchase Agreement (“this Amendment”), hereby entered into on this 4th day of June, 2006 by and between Jeantex Group, Inc. (“JEANTEX”), a Florida corporation with principal business address at 17011 Beach Blvd., Suite 1230, Huntington Beach, CA 92647 and Yves Castaldi Corporation, a California corporation (“CASTALDI”) 910 S. Los Angeles St., Suite 601, Los Angeles, CA 90015, describes the modifications with respect to the Stock Purchase Agreement dated December 20, 2005 between JEANTEX and CASTALDI.

WHEREAS, JEANTEX and CASTALDI entered into a Stock Purchase Agreement dated December 20, 2005, which was closed on December 30, 2005, pursuant to which JEANTEX agreed to issue 10,000,000 shares of restricted non-assessable common stock of JEANTEX and pay $650,000 to CASTALDI in exchange for 10,408 shares of common stock of CASTALDI, which shares represented 51% of all the issued and outstanding shares of CASTALDI immediately following the issuance of said shares to JEANTEX;

WHEREAS, as of the date of this Amendment, JEANTEX has delivered 10,000,000 shares of restricted common stock of JEANTEX and a total of $226,650.00 to CASTALDI and CASTALDI has received 10,000,000 shares of restricted common stock of JEANTEX and a total of $226,650.00 from JEANTEX;

WHEREAS, as of the date of this Amendment, CASTALSI has delivered to JEANTEX 10,408 shares of common stock of CASTALDI and JEANTEX has received 10,408 shares of common stock of CASTALDI, which shares represents 51% of all the issued and outstanding shares of CASTALDI immediately following the issuance of said shares to JEANTEX;

WHEREAS, it deems to be in the best interest of both JEANTEX and CASTALDI to amend the afore-mentioned Stock Purchase Agreement to read as follows:

SECTION 1.

AMENDED EXCHANGE TRANSACTION

(a)  Purchase and Sale

On or before June 9, 2006, CASTALDI shall return Six Million (6,000,000) shares of common stock of JEANTEX to JEANTEX and retain Four Million (4,000,000) shares of common stock of JEANTEX whereas JEANTEX shall return Six Thousand Three Hundred Twenty Six (6,326) shares of common stock of CASTALDI and retain Four Thousand Eight Two (4,082) shares of common stock of CASTALDI, with such shares representing twenty percent (20%) of the total issued and outstanding capital stock of CASTALDI after giving effect to such adjustment.  The Four Million (4,000,000) shares of common stock of JEANTEX retained by CASTALDI will be vested on a pro-rata basis based on CASTALDI’s projected revenues of $10,000,000 and net profits of $2,000,000 in the next twenty-four months commencing July 1, 2006. In the event said target revenues and profitability are not reached within said twenty-four months, the amount of vested shares shall be adjusted accordingly on a pro-rata basis.

CASTALDI shall retain all and any monies that have been delivered to CASTALDI or paid on behalf of CASTALDI by JEANTEX or its creditors. The balance of the promissory note that was made to CASTALDI by JEANTEX in connection with the referenced Stock Purchase Agreement shall be null and void upon the signing of this Amendment.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

Dated: June 4, 2006

                           Date: June 4, 2006

Jeantex Group, Inc.

  Yves Castaldi Corp.

                   A Florida Corporation                                                         A California Corporation

             By:/s/ Henry D. Fahman

              By:/s/ Yves Castaldi

       Henry D. Fahman                                                                 Yves Castaldi

                   Chairman & Interim CEO                                                     President & Chief Executive Officer

AMENDMENT TO

STOCK PURCHASE AGREEMENT